Kindred At Home Acquisition April 28th, 2021 Exhibit 99.4

| 2 Cautionary Statement This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like "expects," "anticipates," "believes, " "intends," "likely will result," "estimates," "projects" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the "Risk Factors" section of our SEC filings, as listed below. In making these statements, Humana is not undertaking to address or update these statements in future filings or communications regarding its business or results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements. Humana advises investors to read the following documents as filed by the company with the SEC: • Form 10-K for the year ended December 31, 2020; and • Form 8-Ks filed during 2021.

| 3 Strategic Rationale for Transaction Humana to acquire the remaining 60% interest in Kindred at Home (“KAH”) from its sponsor partners, TPG Capital (“TPG”) and Welsh, Carson, Anderson & Stowe (“WCAS”). • Largest Home Health and Hospice Operator - Acquisition makes Humana the sole owner of the nation’s largest home health and hospice operator, providing a nationally scaled platform of clinicians on which to innovate, and reflects Humana’s continued commitment to investing in home-based care delivery solutions that are intended to work together to deliver improved patient outcomes, increased satisfaction for patients and providers and value for health plan partners • KAH supports over 550,000 patients each year across 40 states and employs approximately 43,000 caregivers, providing Humana with a nationwide network of clinicians, a critical distribution channel for delivering care in the home Growing Need – The home health industry is among the fastest growing healthcare industries in the U.S. as a result of an aging population, the prevalence of chronic disease and growing physician acceptance of care in the home. This need has only been punctuated and accelerated by COVID-19 and is reflected in Kindred’s strong historical EBITDA growth Improved Clinical Outcomes- Humana’s successful partnership with the Kindred management team and private equity partners has proven that enhanced care models and clinical interventions can be deployed and lead to fewer avoidable hospitalization events for patients and savings for health plans. The success demonstrated since 2018, including the ability to leverage additional parts of the home based care delivery capabilities Humana has assembled to care for higher acuity patients, and the ability to drive increased referrals to Kindred at Home, gives Humana confidence it can implement a value-based model at scale Maintain Minority Stake in Hospice Business - The hospice and community care businesses serve some of the most vulnerable patients and their caregivers. However, Humana believes it can continue to deliver on these needs through partnership models, and does not believe a long term majority ownership position is necessary. Humana intends to evaluate options to divest its majority position but maintain a minority interest longer term. This allows Humana to continue to have influence on further program and product advancements through a continued strong partnership with the hospice/community care entity • Transaction Acceleration – Humana has confidence in its vision of integrating KAH into its holistic approach to care; achieves a compelling valuation for the asset; leverages low cost financing mechanisms; and intends to take advantage of the robust market for hospice assets, resulting in rapid deleveraging to target leverage levels in 2022 while reducing the home health only EBITDA acquisition multiple to mid-to-high single digits

Transaction Rationale Operating Statistics

Annual Home Health Spend for Humana MA Members — **$750M ’17A** / **$1.1B ’20A**

5x — **Home Health Utilizers Likelihood of Inpatient Admission Relative to an Average MA Member[1]**

Overall Humana Home Health Episodes served by KAH[2] — **8.0% ’17A** / **~19% ’21E**

65% — **KAH Geographic Overlap with Humana Individual MA Membership[3]**

Humana Home Health Episodes Served by KAH in Certain Key Markets[4] — **~45%**

~20% — **KAH EBITDA Growth CAGR ’17A – ’21E**

[1]Based on a 12 month period from November 2019 – October 2020. Home health utilizers are five times more likely to have an inpatient admission within 120 days of their home health episode relative to an individual MA member that does not utilize home health, indicating the significant opportunity to continue to improve outcomes and lower costs for this population. [2]In markets with geographic overlap. [3] As of December 31, 2020. [4] For the year ended December 31, 2020.

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| 5 Terms Of Acquisition Of Remaining ~60% Interest in Kindred at Home  Humana acquiring remaining ~60% interest in KAH from TPG and WCAS with Enterprise Value of approximately ~$8.1B • Purchase price of ~$5.7B, net of Humana’s existing equity stake valued at ~$2.4B (Humana invested ~$1.1B in 2018 for existing 40% equity stake) • Humana expects to fund the transaction with a mix of parent company cash and debt financing • Humana intends to divest its majority stake in the Hospice and Community Care operations, maintaining a strategic minority interest in the asset longer term • Debt to Capital ratio anticipated to be in the low 40’s immediately following transaction, with significant deleveraging to target leverage levels expected during 2022 • Expected close in the third quarter of 2021, subject to customary state and federal regulatory approvals  Post-Acquisition, KAH will adopt Humana’s new payer-agnostic healthcare services brand – CenterWell, as CenterWell Home Health

Key Transaction Statistics

	(in billions)
Total Transaction Enterprise Value	**~$ 8.1**
(-) Value Of Humana Existing Equity Stake[1]	~(2.4)
Humana Purchase Price For ~60% Interest in Kindred at Home	**~$ 5.7**
(+) Initial 2018 Humana Investment[2]	~1.4
Humana Total Kindred Purchase Price	**~$ 7.1**
Humana Total Purchase Price/ 2021E Normalized EBITDA Kindred Acquisition Multiple[3]	***~11x***

$3.2B — ***Estimated 2021 KAH Revenue***

~50/50 — ***EBITDA Split for Home Health and Hospice***

Mid-to-High Single Digits — ***Implied Home Health Net Acquisition EBITDA Multiple[4]***

[1]Reflects value of Humana's existing ~40% interest in Kindred at transaction valuation. [2]Reflects value of Humana's ~$1.1B initial 2018 investment in Kindred grown at an illustrative 8% annual cost of capital. [3]Reflects normalized view of 2021E EBITDA excluding expected home care and hospice investments in clinical capabilities and value-based care models, one-time integration costs and any potential synergies. [4]Net multiple assuming a divestiture of majority stake in Hospice & Community Care assets at range of current market multiples for similar assets. Figure is inclusive of initial investment of ~$1.4B investment in transaction for original ~40% stake.

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